UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007 (August 17, 2007)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

Item 8.01.	Other Events.

On August 17, 2007, State Auto Financial Corporation (the “Company”) announced that its board of directors had declared a 50 percent increase in the Company’s regular quarterly cash dividend from $0.10 to $0.15 per share. The first such dividend is payable September 28, 2007 to shareholders of record at the close of business on September 14, 2007.

At the same time, the Company announced that its board of directors had authorized the Company to repurchase, from time to time, up to 4.0 million shares, or approximately 10% of its outstanding common stock, through an open market purchase program subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions over a period extending to and through December 31, 2009. The Company will repurchase shares from State Automobile Mutual Insurance Company, which owns approximately 65 percent of the Company’s stock, and other shareholders, in amounts that are proportional to the respective current ownership percentages of State Automobile Mutual and other shareholders. The Company’s management will determine the timing and amount of any repurchase based upon its evaluation of market conditions, share price and other factors. It is currently management’s intention that the stock repurchase program be funded from the Company’s working capital. The stock repurchase program may be terminated at any time.

Attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference is a press release issued by the Company on August 17, 2007, announcing the dividend increase and the stock repurchase program.

Section 9. Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on August 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: August 17, 2007	By	/s/ Steven E. English
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on August 17, 2007.